Exhibit 99.1

                                   April 16, 2002



Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to us that its audit of the consolidated balance sheets of McMoRan Exploration Co. as of December 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2001 was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to their audit.

                                   Sincerely,

                                   McMoRan Exploration Co.


                                   By:/s/ Richard C. Adkerson
                                      -------------------------
                                         Richard C. Adkerson
                                         Co-Chairman of the Board,
                                         President, and
                                         Chief Executive Officer